UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  November 6, 2009
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

On November 3, 2009 Ford Motor Company ("Ford") announced that it had agreed to sell $2,500,000,000 in aggregate principal amount of its 4.25% Senior Convertible Notes due November 15, 2016 (the "Notes") in a public offering (the "Offering").  On November 3, 2009, Ford also granted to the underwriters for the Offering a 30-day option to purchase up to an additional $375,000,000 in aggregate principal amount of the Notes to cover over-allotments.

On November 6, 2009, the underwriters exercised their option in full to purchase an additional $375,000,000 in principal amount of the Notes.

On November 9, 2009, Ford settled the Offering comprising a total of $2,875,000,000 principal amount of the Notes.  Net proceeds to Ford from the Offering totaled $2,810,312,500 and are expected to be used for general corporate purposes.

The Notes will pay interest semiannually at a rate of 4.25% per annum. The Notes will be convertible, under certain circumstances, into shares of Ford Common Stock, based on a conversion rate (subject to adjustment) of 107.5269 shares per $1,000 principal amount of Notes (which is equal to a conversion price of approximately $9.30 per share, representing a 25% conversion premium based on the closing price of $7.44 per share on November 3, 2009).

This description of the Notes is qualified in its entirety by the terms of the Third Supplemental Indenture which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Third Supplemental Indenture, dated as of November 9, 2009, between Ford Motor Company and The Bank of New York Mellon, as trustee	Filed with this Report
5.1	Opinion of Peter J. Sherry, Jr., Associate General Counsel and Secretary of the Company, as to the legality of the convertible debt securities	Filed with this Report
23	Consent of Peter J. Sherry, Jr. (included in Exhibit 5.1)	Filed with this Report

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2009	FORD MOTOR COMPANY

	By:	/s/ Louis J. Ghilardi
Name: Louis J. Ghilardi,
Title: Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Third Supplemental Indenture, dated as of November 9, 2009, between Ford Motor Company and The Bank of New York Mellon, as trustee
5.1	Opinion of Peter J. Sherry, Jr., Associate General Counsel and Secretary of the Company, as to the legality of the convertible debt securities
23	Consent of Peter J. Sherry, Jr. (included in Exhibit 5.1)